Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

PLANAR SYSTEMS, INC.

These Amended and Restated Articles of Incorporation supersede the existing Articles of Incorporation and all previous amendments and restatements thereto.

I.

The name of the Corporation is Planar Systems, Inc.

II.

A. The authorized capital stock of the Corporation consists of 60,000,000 shares of common stock, no par value (“Common Stock”), and 10,000,000 shares of preferred stock par value $0.01 per share (“Preferred Stock”).

B. The Board of Directors shall have the power to issue, from time to time, one or more series of Preferred Stock or special stock in any manner permitted by law and not inconsistent with these Articles or the Bylaws of the Corporation. The Board of Directors shall have the authority to fix and determine, subject to the provisions of these Articles, the rights and preferences of the shares of such additional series, which shall be established by a resolution or resolutions of the Board of Directors providing for the issuance of such series.

C. There is designated a new series of Preferred Stock in the amount and with voting rights or powers, preferences, limitations and relative rights as follows:

Section 1. Designation and Amount. The shares of such series, par value $.01 per share, shall be designated as “Series D Junior Participating Preferred Stock” and the number of shares constituting such series shall be 200,000.

Section 2. Dividends and Distributions.

(A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series D Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series D Junior Participating Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable in cash on each date on which a dividend is paid on shares of Common Stock, no par value, of the Corporation (“Common Stock”) (each such date being referred to herein as a “Dividend Payment Date”), commencing on the first Dividend Payment Date after first issuance of a share or fraction of a share of Series D Junior Participating Preferred Stock in an amount per share (rounded to the nearest cent) equal to the greater of (a) $10.00, or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock, or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Dividend Payment Date, or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series D Junior Participating Preferred Stock. In the event the Corporation shall at any time after February 3, 2006 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series D Junior Participating Preferred Stock were entitled immediately prior to such event under the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Corporation shall declare a dividend or distribution on the Series D Junior Participating Preferred Stock as provided in paragraph (A) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

Section 3. Voting Rights. The holders of shares of Series D Junior Participating Preferred Stock shall have the following voting rights:

(A) Subject to the provision for adjustment hereinafter set forth, each share of Series D Junior Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series D Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) Except as otherwise provided herein or by law, the holders of shares of Series D Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

(C) Except as required by law and as set forth herein, holders of Series D Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever dividends or distributions payable on the Series D Junior Participating Preferred Stock as provided in Section 2 are not paid, thereafter and until such dividends and distributions, whether or not declared, on shares of Series D Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Junior Participating Preferred Stock; or

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Junior Participating Preferred Stock, except dividends paid ratably on the Series D Junior Participating Preferred Stock and all such parity stock on which dividends are payable in proportion to the total amounts to which the holders of all such shares are then entitled; or

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series D Junior Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution liquidation or winding up) to the Series D Junior Participating Preferred Stock; or

(iv) purchase or otherwise acquire for consideration any shares of Series D Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series D Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series D Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series D Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series D Junior Participating Preferred Stock shall have received $100,000 per share, plus any unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series D Liquidation Preference”). Following the payment of the full amount of the Series D Liquidation Preference, no additional distributions shall be made to the holders of Series D Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series D Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in paragraph (C) of this Section 6 to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii) immediately above being referred to as the “Adjustment Number”). Following the payment of the full amount of the Series D Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series D Junior Participating Preferred Stock and Common Stock, respectively, holders of Series D Junior Participating Preferred Stock and holders of shares of Common stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event, however, that there are not sufficient assets available to permit payment in full of the Series D Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series D Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event, however, that there are sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 7. Consolidation, Merger, Etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series D Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series D Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. Redemption. The Series D Junior Participating Preferred Stock shall not be redeemable.

Section 9. Ranking. Notwithstanding anything contained herein to the contrary, the Series D Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to voting rights, the payment of dividends and the distribution of assets in liquidation, unless the terms of any such series shall provide otherwise.

Section 10. Amendment. The Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series D Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding shares of Series D Junior Participating Preferred Stock, voting separately as a class.

Section 11. Fractional Shares. Series D Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holders, in proportion to such holders fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series D Junior Participating Preferred Stock.

III.

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws for this Corporation, subject to the power of the shareholders to amend or repeal such Bylaws. The shareholders shall also have the power to adopt, amend or repeal the Bylaws for this Corporation.

IV.

Written ballots are not required in the election of directors.

V.

Subject to a majority vote of the Board of Directors, and the provisions of the Oregon Business Corporation Act and these Amended and Restated Articles of Incorporation, and without further action of the shareholders, this Corporation shall have the right to make distributions to its shareholders, provided that no distribution shall be made if, after giving effect to such distribution, (i) the Corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation’s total assets would be less than its total liabilities.

Notwithstanding anything to the contrary in these Amended and Restated Articles of Incorporation, the corporation shall have the right to repurchase or redeem shares issued to its employees or to employees of its subsidiaries under any employee stock incentive program, provided that no such repurchase or redemption shall be made if, after giving effect to such repurchase or redemption, (i) the corporation would not be able to pay its debts as they become due in the usual course of business, or (ii) the corporation’s total assets would be less than its total liabilities.

VI.

A. The number of directors of the Corporation shall be not less than six nor more than twelve, and within such limits, the exact number shall be fixed and increased or decreased from time to time by resolution of the Board of Directors. The directors shall be divided into three classes designated Class I, Class II and Class III, each class to be as nearly equal in number as possible. At the 1993 annual meeting of shareholders (“First Meeting”), directors of all three classes shall be elected. The term of office of Class III directors shall expire at the 1994 annual meeting of shareholders, that of Class II directors shall expire at the 1995 annual meeting of shareholders, and that of Class I directors shall expire at the 1996 annual meeting of shareholders. At each annual meeting of shareholders after the First Meeting, each class of directors elected to succeed those directors whose terms expire shall be elected to serve for three-year terms and until their successors are elected and qualified, so that the term of one class of directors will expire each year. When the number of directors is changed within the limits provided herein, any newly created directorships, or any decrease in directorships, shall be so apportioned among the classes as to make all classes as nearly equal as possible, provided that no decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent directors.

B. All or any number of the directors of the Corporation may be removed only for cause and at a meeting of shareholders called expressly for that purpose, by the vote of 75 percent of the votes then entitled to be cast for the election of directors. At any meeting of shareholders at which one or more directors are removed, a majority of votes then entitled to be cast for the election of directors may fill any vacancy created by such removal. If any vacancy created by removal of a director is not filled by the shareholders at the meeting at which the removal is effected, such vacancy may be filled by a majority vote of the remaining directors.

C. The provisions of this Article VI may not be amended, altered, changed or repealed in any respect unless such action is approved by the affirmative vote of not less than 75 percent of the votes then entitled to be cast for election of directors.

VII.

No agreement of merger or consolidation of this Corporation which requires shareholder approval under the Oregon Business Corporation Act shall be approved or become effective unless the holders of sixty-seven percent (67%) of the outstanding shares of the Corporation entitled to vote thereon shall vote for the adoption of the agreement. This Corporation shall not sell, lease or exchange all or substantially all of its property and assets unless the holders of sixty-seven percent (67%) of the outstanding shares of the Corporation entitled to vote thereon shall vote for such sale, lease or exchange. Dissolution or liquidation of the Corporation shall require the prior approval of holders of not less than sixty-seven percent (67%) of the outstanding shares of the Corporation entitled to vote thereon.

VIII.

Amendment or repeal of these Amended and Restated Articles of Incorporation shall require the affirmative vote of the holders of sixty-seven percent (67%) of the shares entitled to vote thereon. The rights of the shareholders of this Corporation are granted subject to this reservation.

IX.

No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director; provided that this Article IX shall not eliminate the liability of a director for any act or omission for which such elimination of liability is not permitted under the Oregon Business Corporation Act. No amendment to the Oregon Business Corporation Act that further limits the acts or omissions for which elimination of liability is permitted shall affect the liability of a director for any act or omission that occurs prior to the effective date of such amendment.

X.

A. Definitions.

1. Proceeding. The term “Proceeding” shall include any threatened, pending, or completed action, suit, or proceeding, whether brought in the right of the Corporation or otherwise and whether of a civil, criminal, administrative, or investigative nature, in which a Fiduciary Person may be or may have been involved as a party or otherwise by reason of the fact that the person is or was a Fiduciary Person.

2. Fiduciary Person. A Fiduciary Person is a person who is or was a director or officer of the Corporation or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to any employee benefit plan of the Corporation, or is or was serving at the request of the Corporation as a director, officer, or fiduciary of an employee benefit plan of another corporation, partnership, joint venture, trust, or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification or advancement of expenses can be provided under this Article X.

B. Indemnification. The Corporation shall indemnify to the fullest extent not prohibited by law any Fiduciary Person who was or is a party or is threatened to be made a party to any Proceeding against all expenses (including attorney fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such Proceeding.

C. Advancement of Expenses. Expenses incurred by a director or officer of the Corporation in defending a Proceeding shall in all cases be paid by the Corporation in advance of the final disposition of such Proceeding at the written request of such person, if the person:

1. furnishes the Corporation a written affirmation of the person’s good faith belief that such person has met the standard of conduct described in the Oregon Business Corporation Act or is entitled to be indemnified by the Corporation under any other indemnification rights granted by the Corporation to such person; and

2. furnishes the Corporation a written undertaking to repay such advance to the extent it is ultimately determined by a court that such person is not entitled to be indemnified by the Corporation under this Article X or under any other indemnification rights granted by the Corporation to such person.

Such advances shall be made without regard to the person’s ability to repay such advances and without regard to the person’s ultimate entitlement to indemnification under this Article X or otherwise.

D. Non-Exclusivity and Continuity of Rights. The indemnification and entitlement to advancement of expenses provided by this Article X shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Corporation’s Articles of Incorporation or any statute, agreement, general or specific action of the Board of Directors, vote of stockholders, or otherwise, shall continue as to a person who has ceased to be a director or officer, shall inure to the benefit of the heirs, executors, and administrators of such person, and shall extend to all claims for indemnification or advancement of expenses made after the adoption of this Article X.

E. Amendments. Any repeal of this Article X shall only be prospective and no repeal or modification hereof shall adversely affect the rights under this Article X in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any Proceeding.